Exhibit 10.11

Non-Employee Director Compensation Program

Effective as of January 1, 2025

Each member of the Board of Directors (the “Board”) of Caris Life Sciences, Inc. (together with its affiliates, the “Company”) who is not either (a) an employee of the Company or (b) an employee of a professional investor of the Company (each, a “Director”) shall receive compensation in accordance with this Non-Employee Director Compensation Program (this “Program”) during such Director’s period of service as a member of the Board.

Cash Compensation:

Annual Cash Retainer. $50,000 per calendar year. For the avoidance of doubt, the lead independent director retainer and committee retainers described below shall be payable in addition to the annual cash retainer.

Lead Independent Director Retainer. If any, $30,000 per calendar year.

Committee Member Retainers. $12,500 per calendar year while a Director serves on the Audit Committee of the Board. $9,000 per calendar year while a Director serves on the Compensation Committee of the Board. $6,000 per calendar year while a Director serves on the Nominating and Governance Committee of the Board.

Committee Chair Retainers. $25,000 per calendar year while a Director serves as the Chairperson of the Audit Committee. $18,000 per calendar year while a Director serves as the Chairperson of the Compensation Committee. $12,000 per calendar year while a Director serves as the Chairperson of the Nominating and Governance Committee. For the avoidance of doubt, the Committee Chair Retainers are payable in lieu of the Committee Member Retainers.

Election of Shares in Lieu of Cash. A Director may elect to receive any cash retainer, or any specified portion thereof, in shares of the Company’s common stock (“Shares”), provided such election is made prior to the later of (x) 30 days following such Director’s initial election to the Board or (y) January 1 of the calendar year with respect to which the annual cash retainer relates. If a Director elects to receive Shares in lieu of cash, the number of Shares that will be issued to such Director for a relevant quarter will be calculated based on the price per Share equal to the ten trading day average of the daily volume weighted average price per Share through and including the grant date.

Payment Timing. All retainers are payable in four quarterly installments in cash, delivered as soon as practicable following the last day of the applicable quarter, but in no event later than 30 days following the end of the applicable quarter; provided that, any Shares elected in lieu of cash will be delivered as determined by the Company for administrative convenience, but in all events by March 15 of the calendar year following the calendar year for which the retainer was earned.

Limitation. The annual compensation for a Director shall not exceed $1,000,000 for a calendar year, taking together all cash retainers and annual equity retainers (using grant date fair value) paid or granted to a Director for a calendar year.

Proration. All cash retainers will be pro-rated for any partial year of service, including in the year of a Director’s initial election, if applicable.

Equity Compensation:

Annual Equity Retainer. An annual grant of time-vested restricted stock units (“RSUs”) pursuant to the Caris Life Sciences, Inc. 2020 Incentive Plan or a successor plan, as applicable (the “Incentive Plan”) with a grant date fair value of $300,000 and subject to the terms of the Incentive Plan and an Award Agreement thereunder. These RSUs will vest on the first anniversary of the grant date, provided that if a Director serves through the day immediately prior to the next annual shareholders meeting occurring after the grant date, such Director’s RSUs shall remain outstanding and shall be deemed to vest on the first anniversary of the grant date, and provided further, that in the case of the 2025 annual equity retainer RSUs, such RSUs will not be eligible to vest until the occurrence of the Company’s 2026 annual meeting.

Initial Equity Grant. Unless otherwise determined by the Board, upon initial election to the Board, a grant of RSUs pursuant to the Incentive Plan with a grant date fair value of $500,000 and subject to the terms of the Incentive Plan and an Award Agreement thereunder. These RSUs will vest ratably in three equal annual installments on the first three anniversaries of the grant date.

Equity Granted Prior to the Initial Public Offering. Notwithstanding the foregoing, any RSUs granted to a Director prior to the effectiveness of the Company’s initial public offering (whether resulting from the annual equity retainer or the initial equity grant) shall not vest prior to the earlier of (x) the effective date of the Company’s initial public offering or (y) the consummation of a “change in control” (as defined in the Incentive Plan).

Equity Compensation Grant Timing and Settlement. Annual equity retainer RSUs, other than those granted to Directors in their initial year of service and in 2025, will be granted each year on the Company’s first regularly scheduled grant date on or immediately following the Company’s annual meeting for such year and will have a service commencement date of the annual meeting. Initial equity grant RSUs and annual equity retainer RSUs granted to Directors in their initial year of service after 2025 will be granted on the Company’s first regularly scheduled grant date on or immediately following the Director’s start date and will have a service commencement date of the start date. The 2025 annual equity retainer RSUs will be granted on the Company’s first regularly scheduled grant date in 2025 and have a service commencement date of January 1, 2025. Shares resulting from the settlement of any RSUs will be delivered as determined by the Company for administrative convenience, but in all events by March 15 of the calendar year following the calendar year in which the applicable vesting date occurred.

Taxes:

Directors are responsible for all taxes arising from any payments made pursuant to the terms of this Program and, except where required by law, the Company will not withhold taxes with respect to such payments.

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